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                                                                    EXHIBIT 99.1


[CELL GENESYS LOGO]
                                             Contact: Kathleen Sereda Glaub
                                             -------  Senior Vice President and
                                                      Chief Financial Officer
                                                      415-358-9600,X242


                     CELL GENESYS/SOMATIX MERGER COMPLETED

FOSTER CITY, Calif., June 2, 1997--Cell Genesys, Inc. (Nasdaq: CEGE) today announced that stockholders of both Cell Genesys and Somatix Therapy Corporation (Nasdaq: SOMA) have approved the merger of these two leading gene therapy companies. The merger transaction became effective following the approval on May 30, 1997 at the stockholder meetings of each company.

"We believe that this merger represents a major step towards achieving our goal of becoming a clear leader in the emerging field of gene therapy," stated Stephen A. Sherwin, M.D., chairman and chief executive officer of Cell Genesys. "The combined company has a broad portfolio of proprietary gene delivery technologies, multiple clinical stage product development programs and one of the largest patent estates in the gene therapy industry, all of which are critical in building a successful gene therapy business."

Under the terms of the tax-free stock-for-stock merger, each Somatix share has been converted into 0.385 shares of Cell Genesys stock. The combined company has approximately 27 million shares outstanding. The merger transaction will be accounted for as a purchase and, as a result, Cell Genesys expects to record a nonrecurring and primarily noncash charge to operations estimated at $105 million. The charge includes expenses related to acquired in-process technology and restructuring.

The approval of this merger completes a process that began in January 1997 when Cell Genesys and Somatix announced a definitive agreement to merge. The merger is expected to significantly strengthen key research and development programs and expand corporate partnering opportunities. The combined entity will be located in existing Cell Genesys facilities in Foster City, California. In an effort to successfully integrate the two companies and reduce costs, Somatix's Alameda site will be closed, and approximately 30 of Somatix's key research scientists will transfer to Cell Genesys.

Somatix Therapy Corporation, a leader in the field of gene therapy, focused on the research, development and commercialization of proprietary processes for the genetic modification of cells and their use in the treatment of human disease. Somatix's assets include their highly efficient gene transfer technology, broad-based intellectual property and product development programs focused on cancer and degenerative neurological diseases.


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Cell Genesys is focused on the development and commercialization of ex vivo and
                                                                    -------
in vivo gene therapies to treat major, life-threatening diseases and disorders
-------
such as cancer and AIDS. The company's AIDS gene therapy is in Phase II human clinical testing and is being developed through a worldwide collaboration with Hoechst Marion Roussel, Inc. In the cancer area, where Cell Genesys retains worldwide rights, three human clinical trials are expected to be initiated by the end of the third quarter, including T cell cancer gene therapy for colon cancer and GVAX/tm/ cancer vaccine trials in lung, melanoma and prostate cancers. The company's assets outside of gene therapy include its Abgenix, Inc. subsidiary, which is focused on developing and commercializing antibody therapies for transplantation-associated medical conditions, inflammation, autoimmune disorders and cancer, as well as the company's licensing program in gene activation technology.

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Statements made in this press release about the company's and its subsidiary's clinical trials and product pipelines, other than statements of historical fact, are forward looking statements and are subject to a number of uncertainties that would cause actual results to differ materially from the statements made, including risks associated with the success of research and product development programs, the regulatory approval process, and competitive products. Please see the company's Form 10-K/A dated April 30, 1997 for information about risks associated with clinical trails and product development programs and other risks which may affect the company.
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